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                                                                       EXHIBIT 5


                               CONSENT OF TRUSTEE


         Pursuant to the requirements of Section 321(b) of the Trust Indenture Act of 1939 in connection with the proposed issue by GreenPoint Home Equity Loan Trust 2001-1, Home Equity Loan Asset Backed Notes, Series 2001-1, Class A-1 Variable Rate Asset-Backed Notes and Class A-2 Variable Rate Asset-Backed Notes, we hereby consent that reports of examination by Federal, State, Territorial or District authorities may be furnished by such authorities to the Securities and Exchange Commission upon request therefor.


Dated:  April 10, 2001                            Bankers Trust Company
                                                  By:  /s/ Judy L. Gomez
                                                  Judy L. Gomez
                                                  Assistant Secretary